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                     SUPPLEMENT NO. 3 TO ORIGINAL PROSPECTUS

                     FILED BY FORTUNE PETROLEUM CORPORATION
                             DATED FEBRUARY 28, 1997



ITEM 5.  OTHER EVENTS


        On April 15, 1997, Fortune Petroleum Corporation ("Fortune") suspended drilling operations on its Wynn #1 well in the South Lake Arthur Field, Jefferson Davis Parish, Louisiana, upon the determination that the well has crossed a fault and failed to reach the primary objective target. Fortune believes that the well may have encountered potential hydrocarbons in a shallower reservoir; however, the working interest partners do not currently own any rights to such reservoir. The operator is in discussion with the owner of the shallow reservoir in an attempt to negotiate a mutually acceptable farmout of that reservoir. Such discussions have not yet been completed and there can be no assurance that such an agreement will ever be reached. If the parties are unable to negotiate a farmout, Fortune expects that the well will be plugged and abandoned by the working interest owners. Fortune's cost of drilling and plugging and abandoning the well is estimated to be $380,000 to its 12.5% working interest.




























Supplement No. 3 Filed April 21, 1997